Exhibit 10.1

TO:	James M. Seaver Senior Vice President & General Manager, Americas

FROM:	Martin Richenhagen

DATE:	November 8, 2005

SUBJECT:	Memorandum of Understanding

The following provisions confirm our discussions regarding your Retirement and Severance Agreement with AGCO.

1.	Your current Employment Agreement dated July 1999 will terminate effective March 31, 2006. It is agreed that your duties at AGCO will end on December 31, 2005, and this will be followed by your contractual 90-day notice period. It is further understood that you will not be required to work that notice period. Effective April 1, 2006, you will begin a one-year severance period during which you will be paid your regular base salary, provided that any such amounts will be paid no later than March 15, 2007. Your eligibility to participate in the Annual Incentive Compensation Program will terminate on December 31, 2005.

2.	You will receive a benefit in an amount equal to the Accrued Benefit as defined under the AGCO Corporation Supplemental Executive Retirement Plan (determined as of April 1, 2006) reduced using appropriate interest and other factors determined by the Board to reflect commencement of such benefit prior to the attainment of age 65. Such benefit will be paid beginning on April 1, 2008 (at age 62) in 120 equal monthly installments, with payments to cease after the payment due for the month in which your death occurs. If you die before receiving 120 monthly installments, then your surviving spouse will be entitled to a death benefit equal to 50% of the remaining installments.

3.	All insurance coverages to continue as an active employee until the end of the severance period (March 31, 2007).

4.	AGCO’s retiree healthcare program eligibility will begin April 1, 2007, subject to the normal program provisions. In the unlikely event that AGCO’s retiree health care program were to be discontinued prior to you and Susan Seaver becoming Medicare eligible, you will be covered under the employee program. If this does occur, you will continue to pay the retiree rate until such time as you are Medicare eligible, and at that time the program will discontinue with no further obligation on the part of the company.

5.	Effective December 31, 2005, you will waive all claims to LTIP IV.

6.	AGCO will lift restrictions on remaining LTIP stock effective March 31, 2006.

7.	Company car will be available for purchase at program rates.

8.	Company will provide to you your current laptop computer, monitor and printer.

Please sign and return.

/s/ James M. Seaver	11/08/05

James M. Seaver	Date

/s/ Martin Richenhagen	11/08/05

Martin Richenhagen	Date